                                                             EXHIBIT 12

                        Titan Wheel International, Inc.

               Computation of Ratio of Earnings to Fixed Charges
                       (Amounts in thousands of dollars)

                                                                                                                Nine Months
                                                                Year ended December 31,                      Ended September 30,
                                             ----------------------------------------------------------   -----------------------
                                             1991          1992          1993         1994       1995        1995          1996
                                             ----          ----          ----         ----       ----        ----          ----
Pre-tax income (loss) from
 continuing operations                    $  (3,528)    $ 6,468     $  10,114     $ 30,107    $ 63,280    $ 47,057     $ 49,512

Fixed charges:
 Interest expense and amortization
 of debt issuance costs                       3,399       2,817         3,242        8,503      12,045       8,794        7,779


    Rentals-25%                                  30         201           151          367         387         290          296
                                          ---------     -------     ---------     --------    --------    --------     --------

    Total fixed charges                       3,429       3,018         3,393        8,870      12,432    $  9,084     $  8,075
                                          ---------     -------     ---------     --------    --------    --------     --------

Earning (loss) before income taxes and
 fixed charges                            $     (99)    $ 9,486     $  13,507     $ 38,977    $ 75,712    $ 56,141     $ 57,587
                                          =========     =======     =========     ========    ========    ========     ========

Ratio of earnings to fixed charges               (a)       3.14          3.98         4.39        6.09        6.18         7.13
                                          =========     =======     =========     ========    ========    ========     ========

(a) As a result of the loss incurred in 1991, the coverage deficiency totaled approximately $99,000.


                  Computation of Pro Forma Ratio of Earnings to Fixed Charges for 1995 After Adjustment
                            for Issuance of Notes*




Earnings before income taxes and
 fixed charges, as above                                     $ 75,712
                                                             --------

Fixed charges, as above                                        12,432

Adjustments:
 Estimated net increase in interest expense
  from refinancing                                              3,214
                                                             --------

    Total pro forma fixed charges                            $ 15,646
                                                             --------

Pro forma ratio of earnings to fixed charges                     4.84
                                                             --------



                  Computation of Pro Forma Ratio of Earnings
                  to Fixed Charges for the Nine Months Ended
                    September 30, 1996 After Adjustment for
                              Issuance of Notes*




Earnings before income taxes and
 fixed charges, as above                                     $ 57,587
                                                             --------

Fixed charges, as above                                         8,075

Adjustments:
 Estimated net increase in interest expense
  from refinancing                                              3,960
                                                             --------

    Total pro forma fixed charges                            $ 12,035
                                                             --------

Pro forma ratio of earnings to fixed charges                     4.78
                                                             --------

* Pro forma ratio of earnings to fixed charges is calculated by determining the ratio of earnings to fixed charges as adjusted to reflect the redemption and conversion of the 4 3/4% Notes, repayment of certain other indebtedness, the Company's repurchase of certain shares of the Company's common stock prior to December 31, 1996, the issuance of the Notes offered hereby and the application of the estimated net proceeds therefrom. The pro forma data for the year ended December 31, 1995 and the nine months ended September 30, 1996 is unaudited and such amounts are not necessarily indicative of future results or of the results which would have occurred had the sale of Notes taken place on January 1, 1995.

                               s-1 REFC schedule